Exhibit 23(j)

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (File No. 2-86931) of our report dated April 11, 2003 relating to the financial statements and financial highlights which appears in the February 28, 2003 Annual Report to Shareholders of The Empire Builder Tax Free Bond Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to our Firm under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
June 20, 2003